CONSULTANT AGREEMENT



2/2/00



This Agreement states that Harvey M. Burstein shall receive

500,000 warrants for eConnect common stock, which are exercisable at $0.40 per share until December 31, 2000.  This agreement is in consideration of consulting work performed by Mr. Burstein in

1999.





/s/  Thomas S. Hughes                    /s/  Harvey M. Burstein

Thomas S. Hughes                         Harvey M. Burstein

Chairman & CEO, eConnect